As filed with the Securities and Exchange Commission on February 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLOOM ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0565408
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4353 North First Street

San Jose, California 95134

(408) 543-1500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full title of the plan)

Shawn M. Soderberg

Executive Vice President, General Counsel and Secretary

Bloom Energy Corporation

4353 North First Street

San Jose, California 95134

(408) 543-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share (“Class A Shares”), to be issued under the Bloom Energy Corporation 2018 Equity Incentive Plan (the “2018 Equity Plan”)	7,610,290(2)	$26.64 (3)	$202,738,125.60	$22,118.73
Class A Shares, to be issued under the Bloom Energy Corporation 2018 Employee Stock Purchase Plan (the “2018 ESPP”)	1,902,572(4)	$22.64 (5)	$43,074,230.08	$4,699.40

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth in the 2018 Equity Plan and the 2018 ESPP, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A Shares.

(2)

The number of Class A Shares available for issuance under the 2018 Equity Plan is subject to an automatic annual increase on January 1 of each of 2019 through 2028, with such annual increase equal to the lesser of (i) 4% of the number of Class A Shares, the Registrant’s Class B common stock and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as-converted basis) issued and outstanding on each December 31 immediately prior to the date of increase and (ii) such number of Class A Shares determined by the Registrant’s Board of Directors (the “EIP Evergreen Provision”). Accordingly, the number of Class A Shares available for issuance under the 2018 Equity Plan was automatically increased by 7,610,290 shares effective January 1, 2021, which amount is equal to 4% of the number of Class A Shares, the Registrant’s Class B common stock and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as-converted basis) issued and outstanding as of December 31, 2020. This Registration Statement registers the 7,610,290 additional Class A Shares available for issuance under the 2018 Equity Plan as of January 1, 2021 as a result of the EIP Evergreen Provision.

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $26.64 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on February 23, 2021.

(4)

The number of Class A Shares available for issuance under the 2018 ESPP is subject to an automatic annual increase on January 1 of each calendar year, with such annual increase equal to 1% of the total number of outstanding Class A Shares, Class B common stock of the Company, and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as converted basis) outstanding on the immediately preceding December 31 (rounded down to the nearest whole share); provided, that the Registrant’s Board of Directors or the Compensation Committee of the Board of Directors may in its sole discretion reduce the amount of the increase in any particular year (the “ESPP Evergreen Provision”). Accordingly, the number of Class A Shares available for issuance under the 2018 ESPP was automatically increased by 1,902,572 shares effective January 1, 2021, which amount is equal to 1% of the number of Class A Shares, the Registrant’s Class B common stock and common stock equivalents (including options, restricted stock units, warrants and preferred stock on an as-converted basis) issued and outstanding as of December 31, 2020. This Registration Statement registers the 1,902,572 additional Class A Shares available for issuance under the 2018 ESPP as of January 1, 2021 as a result of the ESPP Evergreen Provision.

(5)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $22.64 per share, which represents 85% if the average of the high and low prices of the Registrant’s Class A Shares as reported on the New York Stock Exchange on February 23, 2021.

INTRODUCTION

This Registration Statement on Form S-8 is being filed by Bloom Energy Corporation (the “Registrant”) to register an additional 9,512,862 Class A Shares issuable to employees of the Registrant and certain of its subsidiaries under the 2018 Equity Plan and the 2018 ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (“Commission”) on July 26, 2018 (Registration No. 333-226369) and April 1, 2020 (Registration No. 333-237538), which relate to the 2018 Equity Plan and the 2018 ESPP, are incorporated herein by reference and made a part hereof, except for those items being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on September 7, 2018

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on November 12, 2020

5.1	Legal Opinion of Gibson, Dunn & Crutcher LLP

10.1	Bloom Energy Corporation 2018 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on July 9, 2018

10.2	Bloom Energy Corporation 2018 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on July 9, 2018

23.1	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP

23.2	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP

23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 26th day of February, 2021.

BLOOM ENERGY CORPORATION

By:	/s/ Gregory Cameron
Name: Gregory Cameron Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints KR Sridhar and Gregory Cameron and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ KR Sridhar KR Sridhar	Founder, President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2021

/s/ Gregory Cameron Gregory Cameron	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2021

/s/ Michael Boskin Michael Boskin	Director	February 26, 2021

/s/ Mary K. Bush Mary K. Bush	Director	February 26, 2021

/s/ John T. Chambers John Chambers	Director	February 26, 2021

/s/ L. John Doerr John Doerr	Director	February 26, 2021

/s/ Jeffrey Immelt Jeffrey Immelt	Director	February 26, 2021

/s/ Colin L. Powell Colin Powell	Director	February 26, 2021

/s/ Scott Sandell Scott Sandell	Director	February 26, 2021

/s/ Eddy Zervigon Eddy Zervigon	Director	February 26, 2021